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Investors:	William Kuser	(203) 573-2213
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KAREN R. OSAR NAMED EXECUTIVE VICE PRESIDENT AND CFO OF CROMPTON

MIDDLEBURY, CONN., JULY 1, 2004 - Crompton Corporation (NYSE: CK) announced that Karen R. Osar has been named executive vice president and chief financial officer, effective immediately. Peter Barna, who has served as senior vice president and chief financial officer, will remain as senior vice president until the completion of the company's current refinancing effort. Barna has elected to retire following the refinancing. Both Barna and Osar report to the CEO.

Osar, 55, who joined Crompton in May, most recently served as senior vice president and chief financial officer of Meadwestvaco Corporation. She also served as senior vice president and chief financial officer of Westvaco Corporation. Osar's 29 years of experience in financial management also include serving as vice president and treasurer of $12 billion Tenneco Inc. and 19 years at J.P. Morgan and Company.

"We are grateful for Pete Barna's many contributions during his decades of service and are appreciative of his willingness to assist in an orderly transition before he departs for what we hope will be a long and healthy retirement," said Robert L. Wood, chairman, president and chief executive officer.

"We are excited to have a financial executive of Karen Osar's caliber joining Crompton. Her broad-ranging experience includes service as CFO of a public company as well as work in investment banking, treasury, audit and mergers and acquisitions. She is a strategic leader who will serve as an excellent liaison to our important financial constituents, including shareholders, bankers and analysts."

Crompton Corporation, with annual sales of $2.2 billion, is a producer and marketer of specialty chemicals and polymer products and equipment. Additional information concerning Crompton Corporation is available at www.cromptoncorp.com.

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Forward-Looking Statements

Certain statements made in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic conditions, the outcome and timing of antitrust investigations and related civil lawsuits to which the Company is subject, the ability to obtain and timing of new financing, pension and other post-retirement benefit plan assumptions, energy and raw material prices and availability, production capacity, changes in interest rates and foreign currency exchange rates, changes in technology, market demand and customer requirements, the enactment of more stringent environmental laws and regulations, the ability to realize expected cost savings under the Company's cost reduction initiatives, the

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amount of any additional earn-out payments from GE, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These statements are based on the Company's estimates and assumptions and on currently available information. The forward-looking statements include information concerning our possible or assumed future results of operations, and the Company's actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this release was issued and such information will not necessarily be updated by the Company.